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                  SECURITIES AND EXCHANGE COMMISSION
                        450 Fifth Street, N.W.
                      Washington, D. C.   20549
                  ----------------------------------

                              FORM 10-SB
             General Form for Registration of Securities

                 Pursuant to Section 12(b) or (g) of
                 The Securities Exchange Act of 1934

                       HYTEC FLOW SYSTEMS, INC.
        (Exact name of registrant as specific in its charter)


British Columbia                        77-0341304
(State of Incorporation)                (I.R.S. Employer
                                        Identification No.)

2395 Qume Drive
San Jose, California                    95131
(Address of executive offices.)         (Zip Code)

Registrant's telephone number:          (408) 321-6425

Copies to:                              Conrad C. Lysiak, Esq.
                                        601 West First Avenue
                                        Suite 503
                                        Spokane, Washington   99201

  Securities to be registered pursuant to Section 12(b) of the Act:

                                 NONE
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                           (Title of Class)

  Securities to be registered pursuant to Section 12(g) of the Act:

                             COMMON STOCK
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                           (Title of Class)

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ITEM 1.   DESCRIPTION OF BUSINESS.

THE BUSINESS

     HYTEC FLOW SYSTEMS, INC. (the "Company"), was incorporated under the laws of the Province of British Columbia on December 16, 1965 as BRENMAC MINES LTD. (NON-PERSONAL LIABILITY) to engage in the business of mining.

     Since then, the Company changed its name on numerous occasions [BrenMac Mines Ltd. (Non-Personal Liability) on February 1, 1966; International BrenMac Development Corporation (N.P.L.) on November 4, 1975; OBERG INDUSTRIES LTD. on January 13, 1986; and, CONSOLIDATED OBERG INDUSTRIES LTD. on August 21, 1990].

      In March 1994 the Company acquired all of the issued and outstanding shares of common stock of Hytec Flow Systems, Inc., a California corporation and changed its business purpose to designing, developing, manufacturing, and marketing of supporting pumps and filter housings for fluid movement and filtration of toxic and caustic fluids used primarily in the electronics manufacturing industry. On January 16, 1997 the Company changed its name to HYTEC FLOW SYSTEMS, INC.

     The Company designs, manufacturers and markets "Fluid Management Technology" products (the "Products"). The Products are essential components for use in wet chemistry processing as related to the semiconductor, telecommunications and biomedical/pharmaceutical
industries.   The Company's Products are used to transmit fluids which
are used to clean ("etch") computer wafers and chips which are used in personal computers, lap top computers, cellular phones, televisions and automobiles.

     The Company's Products consist of pneumatic bellows pumps; filter housings; DI water heaters; and, in-line heat exchangers for semiconductor manufacturing and other industries which require ultra-pure delivery of process fluids. The Company's Products are precision-engineered and custom designed to transport corrosive liquids, such as acids, without contamination, while providing safe and reliable solutions to fluid transfer applications. These Products are used as components and subsystems in original equipment manufacturing ("OEM") and captive fluid management systems for the semiconductor, electronics, biomedical and pharmaceutical industries.

PRODUCTS.

Pneumatic Bellow Pumps.

     Pneumatic bellows pumps are made from ultra-pure plastics to meet the standards of ultra-clean systems, as well as, other wide range requirements of low to high temperature manufacturing processes. The all Teflon ("PTFE") wetted path, with no O-rings for ultra-pure fluid transfer, provides resistance to aggressive chemicals and acids, while pumping fluids up to 180 degrees centigrade. The Company's patented technology and design allows reliable performance with little or no vibration for quiet operation.


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Filter Housings.

     The single cartridge Filter Housing Series's filter are reusable and designed for use with filters for high temperature (to 180 degrees centigrade) acids and chemicals. The filter housings are made of 100% ultra-pure PTFE and a patented built-in pulsation dampener which eliminates the need for external dampeners. The Company's Filter Housings also allow for customizable fluid input and output configurations, size and location to meet different needs.

Fluid Heating Systems.

     The HFS/Therma-Mate(TM) Ultra Pure Fluid Heating System is a point-of-use in-line heat exchanger. This infrared heater directly addresses the contamination and downtime issues related to conventional heating methods of process fluids, such as immersion heaters and stagnant baths. The foregoing methods of heating process fluid are seen as major stumbling blocks in the quest for purity, higher yield and reduced non-scheduled downtime. The Company's HFS/Therma-Mate provides rapid heating of corrosive and non-corrosive process fluids. The ultra-pure heating unit satisfies the state-of-the-art process requirements in the semiconductor and related industries. The Company's HFS/Therma-Mate improves process yields, reduces chemical waste and provides rapid, efficient, ultra-pure heating of process fluids at a very low power consumption.

DI Water Heating Systems.

     The ThermaMaster(TM) Ultrapure DI Water Heater (HFS DI-100) with infrared technology for performance in heating DI Water is in the final stages of development. The ThermaMaster (TM) Ultrapure DI Water Heater allows non-contact IR heating for maintaining purity of heated fluids. This systems also allows for instantaneous heating with no "warming up" lag of heating elements.

High Performance Controllers.

     The Company's HFS Pump Controllers are a compact unit for controlling multiple pumps as well as any solenoid operated reciprocating pump. The Company's pumps have a built-in leak detection function and a stroke monitoring function. These pumps are also capable of a quadrature "alternate stoke" feature which can control dual piston pumps for reduced pulsation. The Company's HFS Pump Controllers are capable of remote operation and serial communications with host computers. The Company's HFS Heater Temperature Controllers are compact units for controlling power to the Company's DI or Inline Heaters. They have built-in interlocking functions for the safe operation of heaters. The Company HFS Heater Temperature Controllers are capable of remote operation and serial communications with host computers.







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Custom Services Division.

     The Company also has a Custom Service Division which has serviced and manufactured components for the chemical, electronics, aerospace, computer, communications, semiconductor processing equipment and chemical processing equipment markets. The Company's in-house CNC milling and lathe equipment are also available for support of direct machining requirement for our customers in both short run and large volume quantities.

Manufacturing.

     The Company manufactures ninety percent of its components at its San Jose, California manufacturing plant. The manufacturing plant contains approximately 15,000 square feet of space for manufacturing and engineering, and includes a cleanroom. All of the Company's pumps, in-line heaters, filer housings, DI water heater and other products are assembled, tested, cleaned and packaged in its cleanroom. The Company believes all raw materials needed to manufacture its components are readily available. The Company believes that the components not manufactured by the Company are readily available from other sources.

Marketing.

     The Company concentrates mainly on sales to the equipment manufacturers in the semiconductor industry. The Company's current marketing plan is focused on the chemical mechanical planizartion ("CMP") and copper oxide industries and pursuing the biomedical and pharmaceutical industries. The Company believes it has an unusual capability to manufacture ultra-precision pumps and other fluid movement components and can meet or exceed the standards required by these markets. The Company is implementing a new bundled component pricing program (multiple component purchases), as well as optimizing product mix. Further, the Company plans to allocate greater resources for promotion. The Company utilizes direct marketing such as advertising in trade publications and telemarketing.

Patents and Trademarks.

     The Company holds two domestic patents covering its housing assembly and its air-operated high-temperature corrosive liquid pump. The Company has registered the trademarks "HYLON," "HFS/Therma-Mate" and "ThermaMaster" on the United States Principal Register. While the Company believes that the rights owned by the Company are important and cover and protect adequately the Company's proprietary rights in the patented technologies, there can be no assurance that any future pending patent applications will ultimately mature as an issued patent or that any such patents as now exist or as may hereafter exist will prove valid. Moreover, the Company believes that its growth, competitive position and future success are more dependent upon its technical expertise and marketing skills than on the ownership of patent rights.





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Company's Office

     The Company's headquarters and manufacturing facilities are located at 2395 Qume Drive, San Jose, California 95131. The Company leases 15,000 square feet under a five (5) year net lease dated October 10, 1994, between the Company and Fortune Trade Associates, a California limited partnership. The monthly rental is currently $9,300. The lease is due to expire on November 1, 1999. The Company has an option to renew the lease for an additional five (5) year period which the Company intends to exercise.

Employees

     The Company currently has ten employees and five consultants other than its Officers and Directors. None of the Company's employees are represented by a labor union. Management of the Company expects to hire additional employees as needed.

Year 2000

     The Company has reviewed its internal computer systems and products and their capability of recognizing the year 2000 and years thereafter. The Company expects that any costs relating to ensuring such systems to be year 2000 compliant will not be material to the financial condition of results of operations of the Company.

Risk Factors


     1. Going Concern Opinion. During the fiscal year ended June 30, 1998, the Company had a net loss of $489,916 which reduced the stockholder's equity to a deficit of $293,716. In addition, assets decreased by $185,413 and liabilities increased by $304,503. As a result of the foregoing, serious concerns have been raised as to the ability of the Company to remain in business during the next twelve
(12) months.

     2. Development and Market Acceptance of New Products. The Company's success and growth will depend upon the Company's ability to improve and market its existing products and to successfully develop, manufacture and market new products. The Company's success may depend in part upon the market's acceptance of, and the Company's ability to deliver and support its products. See "Business - Products."

     3. Liquidity; Need for Additional Financing. The Company believes that it will need additional cash during the next twelve months. If the Company is unable to generate a positive cash flow before its cash is depleted , it will be required to curtail operations substantially, and seek additional capital. There is no assurance that the Company will be able to obtain additional capital if required, if capital is available, or to obtain it on terms favorable to the Company. The Company is currently suffering from a lack of liquidity that it believes will impair its short-term marketing and sales efforts and adversely affect its results for the current quarter and until the offering proceeds are received. Because of the need for additional financing described above, the Company's auditors have issued a going concern opinion. See "Financial Statements."

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     4.  Dependence Upon Suppliers.  The Company relies on a number of suppliers to provide certain raw materials for its products. The interruption of certain sources of supply or the failure to adapt materials to the Company's changing technological requirements could disrupt the Company's ability to manufacture products or cause the Company to incur costs associated with the development of alternative sources, either of which could adversely affect the Company's financial performance. See "Company - Manufacturing."

     5. Technology Risk. All manufacturers, including the Company, utilize different applications of known technology. Should a competitor develop a technological breakthrough that cannot be adapted to the Company's systems or develop a more effective application of existing technology, the Company's products would be at risk of becoming obsolete.

     6. Competition. Most of the Company's competitors have substantially greater financial, technical and marketing resources than the Company. In addition, the Company's products compete indirectly with numerous other products. As the market for the Company's products expand, the Company expects that additional competition will emerge and that existing competitors may commit more resources to those markets. See "Business - Competition."

     7. Product Defects. In the event any of the Company's products prove defective, the Company may be required to redesign or recall products. While the Company has not had a recall to date, a redesign or recall could cause the Company to incur significant expenses, disrupt sales and adversely affect the reputation of the Company and its products, any one or a combination of which could have a material adverse affect on the Company's financial performance.

     8. Product Reliability; Warranty. The Company's products have not been in service for a sufficient time to determine their reliability. Failure of a substantial number of the Company's products would result in severe damage to the Company's reputation and a large warranty expense for the Company.

     9. Patents and Trademarks. The Company presently holds certain domestic patents and is attempting to expand its patent protection. While the Company believes that patent rights are important and protect the Company's proprietary rights in the patented technologies, there can be no assurance that any pending patent application will ultimately mature as an issued patent, or that any present or future patents of the Company will prove valid or provide meaningful protection from competitors. See "Business - Patents and Trademarks."

     10. Reliance Upon Directors and Officers. The Company is wholly dependent, at the present, upon the personal efforts and abilities of its sole officer, John Schiavo, Jr., who exercises control over the day to day affairs of the Company, and upon its Directors. See "Business" and "Management."





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     11.  Issuance of Additional Shares.  Approximately 83,524,693
shares of Common Stock or 83.52% of the 100,000,000 authorized shares of Common Stock of the Company are unissued. The Board of Directors has the power to issue such shares, subject to shareholder approval, in some instances. Although the Company presently has no commitments, contracts or intentions to issue any additional shares to other persons, other than in the exercise of options and warrants, the Company may in the future attempt to issue shares to acquire products, equipment or properties, or for other corporate purposes. Any additional issuance by the Company, from its authorized but unissued shares, would have the effect of diluting the interest of existing shareholders. See "Description of Securities."

     12. Indemnification of Officers and Directors for Securities Liabilities. The Company's Articles of Incorporation provide that the Company will indemnify any Director, Officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in The Company Act of the Province of British Columbia. Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such Officers, Directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

     13. Cumulative Voting, Preemptive Rights and Control. There are no preemptive rights in connection with the Company's Common Stock. Shareholders may be further diluted in their percentage ownership of the Company in the event additional shares are issued by the Company in the future. Cumulative voting in the election of Directors is not provided for. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of the Company's Board of Directors. See "Description of the Securities."

     14. No Dividends Anticipated. At the present time the Company does not anticipate paying dividends, cash or otherwise, on its Common Stock in the foreseeable future. Future dividends will depend on earnings, if any, of the Company, its financial requirements and other factors. See "Dividend Policy."

     15.  Impact of Year 2000 Issue.    The Company has reviewed its
internal computer systems and products and their capability of recognizing the year 2000 and years thereafter. The Company expects that any costs relating to ensuring such systems to be year 2000 compliant will not be material to the financial condition or results of operations of the Company.






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ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

Selected Consolidated Financial Data

     The selected financial data presented below has been derived from the financial statements of the Company. The following table summarizes certain financial information and should be read in conjunction with "Plan of Operation" and the Financial Statements and related notes included elsewhere in this Registration Statement. The information shown below may not be indicative of the Company's future results of operations.

                              Years Ended               Six Months Ended
                              June 30,                  December 31,
                              1998         1997         1998        1997
                                                        (Unaudited)
[S]                           [C]          [C]          [C]         [C]
Statement of Operations Data:
 Operating Revenue            $1,017,885   $1,737,322   $ 308,142   $ 496,237
 Operating Expenses           $1,581,716   $1,497,852   $ 569,992   $ 769,168
 Net Income (Loss) from
  operations                  $ (563,831)  $  239,470   $(261,850)  $(272,931)
 Basic and Diluted Net
  Income (Loss) per Share
  before extraordinary item   $    (0.03)  $     0.01   $   (0.02)  $   (0.02)

Balance Sheet Data:
 Working Capital              $ (433,416)  $  104,842   $(494,218)  $(101,979)
 Total Assets                 $  372,604   $  558,017   $ 265,282   $ 390,401
 Stockholders' Equity
  (Deficit)                   $ (293,716)  $  196,200   $(419,438)  $  11,171


ITEM 3.   DESCRIPTION OF PROPERTIES.

          The Company does not own any real property. The Company owns personal property in the form of inventory, office equipment and manufacturing equipment.


ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT.

     The following table sets forth the Common Stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, each director individually and all officers and directors of the Company as a group. Each person has sole voting and investment power with respect to the shares of Common Stock shown, unless otherwise noted, and all ownership is of record and beneficial.











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Name and                 Number of
address of owner         Shares         Position

John J. Schiavo[1][4]    747,722        Chairman of the Board
2395 Qume Drive                         and President
San Jose, CA   95131

Leonard N. Udell [2]     247,405        Member of the Board of
3570 Beach Drive                        Directors
Victoria, BC
Canada   V8R 6M7

David P. Brown [3]        10,462        Member of the Board of
21125 43A Avenue                        Directors
Langley, BC
Canada V3A 8L8

All officers and        1,005,589
directors as a
group (3 persons)

Rose V. Schiavo [4][5]  2,200,000


[1] Does not include an options to purchase 585,000 additional shares at an exercise price ranging from $0.15 per share to $0.21 per share.

[2] Does not include an options to purchase 62,500 additional shares at an exercise price of $0.15 per share.

[3] Does not include an option to purchase 30,000 additional shares at an exercise price of $0.15 per share.

[4]  Shares are held in the name of Schiavo Family Trust.

[5]  Mrs. Schiavo is the mother of the President of the Company, John
     J. Schiavo, Jr.




















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ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

     The officers and directors of the Company are as follows:

Name                     Age       Position

John J. Schiavo Jr.      51        Chairman of the Board of Directors
                                   and President

Leonard N. Udell         72        Member of the Board of Directors

David P. Brown           69        Member of the Board of Directors


     All directors hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. The Company's officers are elected by the Board of Directors at the annual meeting after each annual meeting of the Company's shareholders and hold office until their death, or until they resign or have been removed from office.

John J. Schiavo, Jr. - Chairman of the Board of Directors and
President.

     Since April 1, 1995, Mr. Schiavo has been the President, Chief Executive Officer and Chairman of the Board of Directors of the Company. From July 1993 to April 1995, Mr. Schiavo was the Vice
President of Sales for the Company.

Leonard N. Udell - Member of the Board of Directors.

     Since 1986 Mr. Udell has been a member of the Board of Directors. Since 1993, Mr. Udell has been retired.

David P. Brown - Member of the Board of Directors.

     Since January 1983, Mr. Brown has been a member of the Board of Directors. Since January 1997, Mr. Brown has been an advisor to the Office of the Premier, From June 1989 to December 1996, Mr. Brown was the Advertising, Display and Events Manager for BC Hydro. BC Hydro is in the business of generating and distributing electrical power.


ITEM 6.   EXECUTIVE COMPENSATION.

Summary Compensation.

     The following table sets forth the compensation paid by the Company during each of the last three fiscal years to its Chief Executive Officer, and to the other four most highly compensated officers and executive officers, but only if the total annual salary and bonus of any such executive officer exceeded $100,000 for Fiscal 1998 (the "Named Executive Officers"). This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

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Summary Compensation Table.

                        Annual Compensation
                        -------------------
                    Principal           Fiscal Year
Name                Position            Ending 6/30    Salary ($)
-------------       ---------           ----           ----------
John J. Schiavo     President           1998           $ 118,245.97
                                        1997           $ 168,295.68
                                        1996           $ 104,498.07

     There are no stock option, retirement, pension, or profit sharing plans for the benefit of the Company's officers and directors.

Option/SAR Grants.

     No individual grants of stock options, whether or not in tandem with stock appreciation rights ("SARs"), and freestanding SARs were made during Fiscal 1998 to the President or any executive officer.

     No stock options were exercised by Mr. Schiavo in Fiscal 1998.

     The Company currently has outstanding options held by officers, directors and others to acquire a total of 2,546,000 shares of common stock. The option exercise prices range from $0.15 to $0.32 per share.

Long-Term Incentive Plan Awards.

     The Company does not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to financial performance of the Company or an affiliate, the Company's stock price, or any other measure.

Compensation of Directors.

     Directors do not receive any compensation for serving as members of the Board of Directors. The Board has not implemented a plan to award options, however, in the past, the Board of Directors has granted options to its directors, officers and employees. There are no contractual arrangements with any member of the Board of Directors.

     The Company paid salaries to its officers for the fiscal year-ended June 30, 1998, as follows:

Name of Officer          Position            Salary

John J. Schiavo          President           $118,245.97

     These amounts were approved by the Board in recognition of the work and efforts and in connection with the development of the Company.

     Further, the Board recognized the significant role of Mr. Schiavo in managing the Company's principal office in San Jose, California. Finally, the Board of Directors took into account the reasonableness of these salaries in comparison with executive salaries within the computer industry. On the basis of the above factors, the Board determined that Mr. Schiavo's salary was proper and fitting. Mr. Schiavo is the only officer of the Company.

     The Board believes that the executive compensation during fiscal 1998 substantially reflects the Company's compensation policy and the Board anticipates paying a like sum during the fiscal year 1999.


ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     On July 12, 1993, the Company purchased certain assets, including accounts receivable, inventory, fixed assets and patents from J&S
Engineering in exchange for $1,000 and a 5% promissory note of approximately $433,000. The note was satisfied with a portion being written off.

     In March 1994, the Company acquired all of the issued and outstanding shares of common stock of Hytec Flow Systems, Inc., a California corporation in consideration 19,250,050 shares of common stock. The transaction was combination and was accounted for as a reverse take-over. The shares so issued were assigned a value of $728,147. In October 1995, 7,759,940 shares of common stock were returned to the Company.

     In March 1994, the Company issued 590,000 shares of common stock to John Schiavo, Jr., the Company's President and Chairman of the Board of Directors, in consideration of $200.00.

     In 1994 the Company issued 200,000 shares of common stock to Leonard Udell, a member of the Board of Directors, in consideration of Mr. Udell forgiving a debt owed to him by the Company in the amount of $40,000.

     In March 1994, the Company issued 3,797,825 shares of common stock to the Schiavo Family Trust in consideration of $1,000. Ms. Rose
Schiavo is the trustee of the Schiavo Family Trust and is the mother of John Schiavo, Jr., the President of the Company.


ITEM 8.   LEGAL PROCEEDINGS.

     The Company is not a party to any litigation and to its knowledge, no action, suit or proceedings against it has been threatened by any person, other than as listed below:

     The Company has filed a suit entitled Hytec Flow Systems, Inc vs. Airconcepts, Tarrant Parts, Compressor Parts Co., American Hermetic, Turbex, in the Superior Court of Santa Clara County, California, Case No. CV-764865. The suit claims that a compressor failed while under warranty, causing property damage and loss of use of the clean room. The suit names the manufacture, distributor, retailer and insurance company. The defendants have refused to honor the warranty and the Company is suing to recover damages and the repair of the equipment. The suit was set for arbitration on February 17, 1999.


ITEM 9.   MARKET PRICE FOR COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

     No market exists for the Company's securities and there is no assurance that a regular trading market will develop, or if developed, that it will be sustained. A shareholder in all likelihood, therefore, will be unable to resell the securities referred to herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans unless a regular trading market develops.

     There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of the Company's securities. Public Securities, Inc, however, has filed a Form 211 with the National Association of Securities Dealers, Inc. (the "NASD") requesting that the Company's common stock be listed on the Bulletin Board operated by the NASD. On January 4, 1999, the NASD amended its rules regarding listing of securities for trading on the Bulletin Board. Effective January 4, 1999, securities of corporations will not be listed for trading on the Bulletin Board unless the corporation files reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. Accordingly, the Company's common stock will not be listed for trading on the Bulletin Board until such time as this registration statement is declared effective by the Securities and Exchange Commission (the "Commission") and the Company has satisfied all comments issued by the Commission.

     As of February 16, 1999, the Company has 1,668 holders of record of its Common Stock.

     The Company has not paid any dividends since its inception and does not anticipate paying any dividends on its Common Stock in the foreseeable future.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Company has 16,475,307 shares of Common Stock issued and outstanding as of February 16, 1999. Of the 16,475,307 shares of the Company's Common Stock outstanding all of the shares are freely tradeable with the exception of the shares owned by the Company's officers, directors and the Schiavo Family Trust which can only be resold in compliance with Reg. 144 adopted under the Securities Act of 1933 (the "Act") with the exception of the one (1) year holding period.

     In August 1994, the Company sold 460,560 shares of common stock in consideration of $276,336, in cash pursuant to Section 4(2) of the Act and Sections 55(2)(4) and 55(2)(9) of the British Columbia Act Securities Act (the "British Columbia Act"). No commissions were paid to any persons in connection with such sales, no advertising of any nature was made in connection with the sale of said shares and all Company information was made available to said purchasers.

Accordingly, the Company believes that the aforementioned transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

     In March 1994, the Company sold 1,573,453 units in consideration of $786,726.50 in cash, pursuant to Section 4(2) of the Act and Section 55(2)(4) of the British Columbia Act. Each unit consisted of one share of common stock and one-half of a one year non-transferable warrant. Each full warrant was exercisable to purchase one additional share of common stock at a price of $0.75 per share for a period of one year.
No commissions were paid to any persons in connection with such sales, no advertising of any nature was made in connection with the sale of said shares and all Company information was made available to said purchasers. The Company, however, did pay a finder's fee of $6,250.00 to Whitehead & Associates. Accordingly, the Company believes that the aforementioned transactions were exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933, as amended. The warrants have expired.

     In January 1994, the Company sold 2,000,000 units in consideration of $500,000 in cash, pursuant to Section 4(2) of the Act and Sections 55(2)(4) and 55(2)(9) of the British Columbia Act. Each unit consisted of one share of common stock and one non-transferable two year warrant to purchase up to one additional share of common stock at an exercise price of $0.30 per share during the first year and $0.35 per share during the second year. No commissions were paid to any persons in connection with such sales, no advertising of any nature was made in connection with the sale of said shares and all Company information was made available to said purchasers. Accordingly, the Company believes that the aforementioned transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.
The warrants have expired.

     In general, under Rule 144 as currently in effect a person (or persons whose Shares are aggregated), who has beneficially owned Shares privately acquired directly or indirectly from the Company or from an affiliate, for at least one year, or who is an affiliate, is entitled to sell within any three month period a number of such Shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock during the four calendar weeks, immediately preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose Shares are aggregated) who is not deemed to have been an affiliate at any time during the 90 day preceding a sale, and who has beneficially owned Restricted Shares for at least two years, is entitled to sell all such Shares under Rule 144 without regard to the volume limitations, current public information requirements, manner of sale provisions or notice requirements.

ITEM 11.  DESCRIPTION OF SECURITIES.

Common Stock

     The authorized Common Stock of the Company consists of 100,000,000 shares of no par value Common Stock. 16,475,307 shares are issued and outstanding. All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the directors of the Company.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.

Dividends

     Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Common Stock since inception, and none is contemplated in the foreseeable future.

Warrants

     The Company has outstanding, warrants to acquire 800,000 shares of the Company's common stock. Each warrant permits the holder to acquire one share of common stock at a price of $0.375 per share. The foregoing warrants were issued to Wilden Pump & Engineering Company pursuant to its Strategic Alliance Agreement dated May 14, 1997.
Wilden Pump & Engineering subsequently transferred the warrants to shareholders and employees of Wilden Pump & Engineering. The foregoing warrants were issued to Wilden Pump & Engineering in consideration of Wilden Pump & Engineering canceling a note issued by the Company in the amount of $204,136. The Strategic Alliance Agreement was terminated by the parties in November 1998, however, the warrants remain issued, outstanding and exercisable.

Transfer Agent

     The Company's transfer agent is CIBC Mellon Trust Company, 1177 West Hastings Street, Mall Level, Vancouver, British Columbia, Canada V6E 2K3 and its telephone number is (604) 891-3023.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company Act of British Columbia and certain provisions of the Company's Articles of Incorporation under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Articles of Incorporation and to the statutory provisions.

     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.

ITEM 13.  FINANCIAL STATEMENTS.


                      HYTEC FLOW SYSTEMS, INC.

                           JUNE 30, 1998



                              CONTENTS

                                                                 PAGE

INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENTS   .    .    F-1

FINANCIAL STATEMENTS

     Consolidated Balance Sheets
     June 30, 1998 and 1997   .    .    .    .    .    .    .    F-2

     Consolidated Statements of Income (Loss)
     For the Years Ended June 30, 1998 and 1997   .    .    .    F-3

     Consolidated Statements of Shareholders' Equity (Deficit)
     For the Years Ended June 30, 1998 and 1997   .    .    .    F-4

     Consolidated Statements of Cash Flows
     For the Years Ended June 30, 1998 and 1997   .    .    .    F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   .    .    .    .    F-6

                  Vavrinek, Trine, Day & Co., LLP
                    Certified Public Accountants
                    5000 Hopyard Road, Suite 335
                Pleasanton, California   94588-3351
                 (925) 734-6600 FAX (925) 734-6611




                    INDEPENDENT AUDITORS' REPORT


To the Board of Directors
of Hytec Flow Systems, Inc.

We have audited the accompanying consolidated balance sheets of Hytec Flow Systems, Inc., (a British Columbia corporation) and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of income (loss), shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hytec Flow Systems, Inc. and subsidiary as of June 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in accordance with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note #13 to the financial statements, the company incurred a net loss during the year, which has raised substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note #13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ VAVRINEK, TRINE, DAY & CO., LLP
Pleasanton, California
December 10, 1998

                      HYTEC FLOW SYSTEMS, INC.
                    CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 1998 AND 1997

                                        1998           1997
ASSETS
CURRENT ASSETS
 Cash                                   $     46,515   $   59,415
 Accounts receivable, less allowance
  for doubtful accounts of $25,829
  in 1998 and $25,829 in 1997                 68,552      242,774
 Inventories                                  93,784      160,331
 Other current assets                         24,053        4,139
                                        ------------   ----------
     Total current assets                    232,904      466,659

PROPERTY AND EQUIPMENT, net of
 accumulated depreciation of $27,604
 in 1998 and $17,169 in 1997                  85,944       64,857

OTHER ASSETS                                  53,756       26,501
                                        ------------   ----------
TOTAL ASSETS                            $    372,604   $  558,017
                                        ============   ==========

LIABILITY AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
 Notes payable to related parties              8,500        8,586
 Notes payable to third parties              259,000       64,700
 Leases payable                               15,168
 Accounts payable                            246,671      116,811
 Income taxes payable                                      15,763
 Accrued compensation                         52,450       41,873
 Accrued interest                              3,350       19,398
 Accrued warranty expense                     43,686       51,184
 Other accrued expenses                       37,495       43,502
                                        ------------   ----------
     Total current liabilities               666,320      361,817
                                        ------------   ----------
SHAREHOLDERS' EQUITY (DEFICIT)
 Common stock, no par value-authorize -
  100,000,000 shares, 16,475,307
  outstanding in 1998 and 1997               929,647      929,647
 Warrants outstanding                         80,880       80,880
 Accumulated deficit                      (1,304,243)    (814,327)
                                        ------------   ----------
Total shareholders' equity (deficit)        (293,716)     196,200
                                        ------------   ----------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY (DEFICIT)                       $    372,604   $  558,017
                                        ============   ==========

Director       /s/ John J. Schiavo, Jr.
Director       /s/ David P. Brown

   The accompanying notes are an integral part of these financial statements.
                                F-2

                      HYTEC FLOW SYSTEMS, INC.
              CONSOLIDATED STATEMENTS OF INCOME (LOSS)
             FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

                                        1998           1997
REVENUE
 Product                                $    829,377   $  1,534,328
 Service                                     188,508        202,994
                                        ------------   ------------
     Total revenue                         1,017,885      1,737,322
                                        ------------   ------------
COST OF SALES
 Product                                     665,727        736,908
 Service                                     178,963        128,079
                                        ------------   ------------
     Total cost of sales                     844,690        864,987
                                        ------------   ------------
     Gross profit                            173,195        872,335
                                        ------------   ------------
SELLING, ENGINEERING, GENERAL
 AND ADMINISTRATIVE EXPENSES                 737,026        632,865
                                        ------------   ------------
     Income (loss) from operations          (563,831)       239,470
                                        ------------   ------------
OTHER INCOME (EXPENSE)
 Interest expense                            (16,426)       (27,078)
 Other income (expense)                       11,505          2,669
                                        ------------   ------------
     Total other income (expense)             (4,921)       (24,409)
                                        ------------   ------------
     Income (loss) before taxes
      and extraordinary item                (568,752)       215,061

EXTRAORDINARY GAIN - gain from
 debt defeasance, net of taxes of
 $0- in 1998, $12,267 in 1997                 81,015        160,807
                                        ------------   ------------
     Income (loss) before taxes             (487,737)       375,868

PROVISION FOR TAXES                            2,179          9,795
                                        ------------   ------------
     NET INCOME (LOSS)                  $   (489,916)  $    366,073
                                        ============   ============
EARNINGS (LOSS) PER SHARE
 Income (loss) before
  extraordinary item                    $      (0.03)  $       0.01
                                        ============   ============
 Net income (loss)                      $      (0.03)  $       0.02
                                        ============   ============
WEIGHTED AVERAGE SHARES                   16,475,307     16,475,307
                                        ============   ============

   The accompanying notes are an integral part of these financial statements

                      HYTEC FLOW SYSTEMS, INC.
     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
             FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

                                                  Retained
                 Common Stock                     Earnings
               Shares         Amount    Warrants  (Deficit)      Total
BALANCE AS OF
JUNE 30, 1996  16,475,307     $ 929,647           $ (1,180,400)  $ (250,753)

  Issuance of
   800,000
   warrants                             $ 80,880                     80,880
  Net income                                           366,073      366,073
               ----------     --------- --------  ------------   ----------
BALANCE AS OF
JUNE 30, 1997  16,475,307       929,647   80,880      (814,327)     196,200

  Net loss                                            (489,916)    (489,916)
               ----------     --------- --------  ------------   ----------

BALANCE AS OF
JUNE 30, 1998  16,475,307     $ 929,647 $ 80,880  $ (1,304,243)  $ (293,716)
               ==========     ========= ========  ============   ==========






























   The accompanying notes are an integral part of these financial statements

                      HYTEC FLOW SYSTEMS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

                                        1998           1997
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                      $ (489,916)    $  366,073
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities
   Depreciation                             10,435          7,138
   Extraordinary gain from debt
    defeasance before taxes                (81,015)      (173,075)
   Loss on asset                                            6,324
   (Increase) decrease in
    Accounts receivable                    174,222        131,375
    Inventories                             66,547        (13,701)
    Other current assets                   (19,914)
    Other assets                           (27,255)        (6,910)
   Increase (decrease) in
    Accounts payable                       129,860        (73,005)
    Income taxes payable                   (15,763)        15,763
    Accrued liabilities                     (2,661)       (82,090)
                                        ----------     ----------
     Net cash provided by (used in)
      operating activities                (255,460)       177,892
                                        ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment         (1,351)       (45,955)
                                        ----------     ----------
     Net cash used by
      investing activities                  (1,351)       (45,955)
                                        ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Payments on notes payable to related
  parties                                  (43,586)       (62,016)
 Borrowings from notes payable to
  related parties                           43,500         26,086
 Payments on capitalized leases            (15,003)
 Payments on notes payable to
  third parties                                           (37,237)
 Borrowings from notes payable to
  third parties                            259,000
                                        ----------     ----------
     Net cash provided (used) in
      financing activities                 243,911        (73,167)
                                        ----------     ----------
     NET INCREASE (DECREASE) IN CASH       (12,900)        58,770

CASH, Beginning of period                   59,415            645
                                        ----------     ----------
CASH, End of period                     $   46,515     $   59,415
                                        ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                    HYTEC FLOW SYSTEMS, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998


NOTE #1 - ORGANIZATION AND OPERATIONS

Hytec Flow Systems, Inc., a British Columbia Corporation, (the "Company"), through its wholly-owned subsidiary Hytec Flow Systems, Inc. ("Hytec"), is engaged in the design, development, manufacture, marketing and support of pumps and filter housings for fluid movement and filtration of toxic and caustic fluids used primarily in the electronics manufacturing industry. Hytec was incorporated on June 4, 1993, as a California corporation.

Reverse Take-Over and Organization

On March 11, 1994, the Company acquired all issued and outstanding common shares of Hytec in exchange for 19,250,050 shares of the Company's common stock. The business transaction and combination was accounted for as a reverse take-over whereby Hytec was identified as the acquiring entity under the purchase method of accounting and obtained the controlling interest of the Company. As a result of the reverse take-over, common stock in the accompanying financial statements is equal to the capital of Hytec at the date of the reverse take-over plus the fair market value of the Company's assets and liabilities. However, the number of shares outstanding reflects only the shares of the Company. The shares issued to effect the reverse take-over have been assigned a value of $728,147 in the accompanying financial statements.


NOTE #2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are expressed in U.S. dollars and have been prepared in conformity with U.S. generally accepted accounting principles.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company's wholly owned subsidiary, Hytec Flow Systems, Inc. All material intercompany accounts and transactions have been eliminated.

                    HYTEC FLOW SYSTEMS, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES . . . continued

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and include material, labor and manufacturing overhead. As of June 30, 1998 and 1997, inventories consisted of the following:

                                        1998      1997
Raw materials                           $ 29,016  $  36,190
Work in progress                          59,612    118,862
Packaging                                  5,156      5,279
                                        --------  ---------
Total inventories                       $ 93,784  $ 160,331
                                        ========  =========

Property and Equipment

Property and equipment are carried at cost and are depreciated using the straight-line method over estimated useful lives of three to seven years. Amortization of leasehold improvements is provided on the straight line method over useful lives of up to fifteen years.

Revenue Recognition

The Company recognizes revenues from product sales at the time the products are shipped. Provisions are made at that time for estimated warranty costs to be incurred. Service revenues are recognized upon completion of the service.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual amounts could differ from those estimates.

Concentrations of Credit Risk

The Company sells its products primarily to fabricators of semiconductor manufacturing equipment. Accounts receivable are generally unsecured. The Company grants credit to customers, performs ongoing credit evaluations of its customers' financial condition, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information. The Company maintains its cash in bank deposit accounts at high quality financial institutions. The balances, at times, may exceed federally insured limits. At June 30, 1998, the Company did not exceed the federally insured limit.

                    HYTEC FLOW SYSTEMS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES . . . continued

Foreign Currency Translation

The functional currency of Hytec is the U. S. dollar. The financial statements of the Company are translated into U. S. dollars using the current rate method. Net translation losses charged to income during the year were immaterial.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


NOTE #3 - PROPERTY AND EQUIPMENT

The company's property and equipment consisted of the following:

                                             1998      1997

Office equipment, computers and furnishings  $  36,151 $ 22,350
Production and related equipment                44,336   26,615
Leasehold improvements                          33,061   33,061
                                             --------- --------
                                               113,548   82,026
Less accumulated depreciation                  (27,604) (17,169)
                                             --------- --------
     Net property and equipment              $  85,944 $ 64,857
                                             ========= ========

NOTE #4 - EXTRAORDINARY ITEM - INCOME FROM DEBT DEFEASANCE

The Company had a $64,700 note payable to a former consultant and shareholder for services rendered. As of October 31, 1997, the balance including accrued interest was $81,015. The Company had filed suit against the former consultant alleging fraud, negligence and breach of contract in performance of duties while acting in the capacity of chief financial officer. On November 18, 1997, the parties settled their dispute. The terms of the settlement were a mutual release of all claims. The Company recorded an extraordinary item representing the income from cancellation of the debt and accrued interest in the amount of $81,015.

The income has not been reduced by an income tax provision because the entire amount will be sheltered from federal taxes by net operating loss carryforwards from prior years, and it is anticipated that the amount will be sheltered from California taxes by current operating losses.

                    HYTEC FLOW SYSTEMS, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998


NOTE #4 - EXTRAORDINARY ITEM - INCOME FROM DEBT DEFEASANCE . . .
continued

Also, included in the underlying debt that was acquired in the purchase of J&S Engineering was an amount of $61,524 due to the creditors of J&S Engineering that arose from the dismissal of a Chapter 13 bankruptcy case from August 1992. The Company made a payment to one creditor in November 1996 in the amount of $11,706 to settle all claims. Upon advice from its legal counsel, the Company believes that the remaining obligations arising from the Chapter 13 case became unenforceable and uncollectible as of August 31, 1996, due to the provisions of the California Code which provides that any action upon an obligation must be commenced within four years. As of August 31, 1996, the Company accordingly removed from its balance sheet $49,818 in notes payable and recognized income from debt defeasance in the same amount.

The income has been reduced by an income tax provision in the amount of $3,531 representing estimated taxes due to the State of California associated with this event. For federal purposes, the entire amount of additional income will be sheltered from federal income taxes by the net operating loss carryforwards from prior years.

Note Payable to Distributor

As outlined in Note 11, in May 1997 modifications were made to the Strategic Manufacturing and Marketing Alliance between the Company and a major customer. Under the terms of the "Addendum Number Two", the note payable to the customer in the amount of $204,136 was canceled. The Company issued to the customer 800,000 warrants to purchase Hytec stock at $.375 (US) per share. The warrants were valued according to the Black-Scholes formula at $80,880. The Company is therefore recognizing $123,256 of income from the cancellation of the debt.

The income has been reduced by an income tax provision in the amount of $8,736 representing estimated taxes due to the State of California associated with this event. For federal purposes, the entire amount of additional income will be sheltered from federal income taxes by the net operating loss carryforwards from prior years.

                    HYTEC FLOW SYSTEMS, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #5 - INCOME TAXES

The Company accounts for income taxes by the deferral method. As of June 30, the components of deferred income taxes are as follows:

                                        1998           1997

Reserves for accounts receivable
 and inventory                          $  11,363      $  18,820
Accrued liabilities                        23,887         30,899
Net operating loss carry forwards          87,375         79,162
                                        ---------      ---------
     Deferred tax asset                   122,625        128,881
Valuation allowance                      (122,625)      (128,881)
                                        ---------      ---------
     Net deferred income tax asset             -              -
                                        =========      =========
Depreciation differences                   (1,379)            -
                                        ---------      ---------
     Net deferred income tax liability  $  (1,379)     $      -
                                        =========      =========

A valuation allowance has been provided for the entire deferred tax asset due to uncertainties regarding its realizability.

As of June 30, 1998, the Company has net operating loss carry forwards available to offset future Federal taxable income of approximately $750,000. These carry forwards expire at various dates through 2010. Additionally, prior to the reverse take-over, the Company had generated net operating loss carry forwards for Canadian tax reporting purposes of approximately $8,080,000. These net operating loss carry forwards expire at various times through 2000. The ability to utilize these net operating loss carry forwards is significantly limited under Canadian tax rules.

The components of income tax expense for the year ended June 30, 1998 and 1997 were as follows:

                                        1998           1997

Current                                 $   800        $ 9,795
Deferred                                  1,379
                                        -------        -------
                                        $ 2,179        $ 9,795
                                        =======        =======

                    HYTEC FLOW SYSTEMS, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #6 - NOTES PAYABLE

The Company had the following notes payable outstanding as of June 30, 1998 and 1997:

                                        1998           1997

Asset purchase note                A                   $  8,586
Note payable to consultant         B                     64,700
Note payable to distributor        C    $  40,000
Note payable to distributor        D    $ 219,000
Note payable to officer            E        8,500
                                        ---------      --------
                                        $ 267,500      $ 73,286
                                        =========      ========
A.  Asset Purchase Note

On July 12, 1993, Hytec purchased certain assets (including accounts receivable, inventory, fixed assets and patents) of J&S Engineering in exchange for $1,000 of cash and a 5% promissory note of approximately $433,000 due January 1, 1994. The owner of J&S
Engineering and his family members were significant shareholders of Hytec prior to the acquisition.

By November 1996, the note balance stood at $26,086, which represented the balance due to one remaining creditor of J&S Engineering, the Internal Revenue Service. In November 1996, the Company borrowed an amount equal to the Internal Revenue Service balance from an individual related to the Company's president. The Company paid the Internal Revenue Service in full and executed a note payable to the individual. The note bears interest at a rate of 12% per annum until paid, with payments to be made in no more than twelve monthly installments.

As of June 30, 1998, and 1997 the balances were $0 and $8,586, respectively.

B.  Note Payable to Consultant

The Company has a $64,700 secured note payable to a former consultant and shareholder for services rendered. The note is due July 5, 1996, and bears interest at 10% per annum. Principal repayment was due monthly beginning July 1, 1995, contingent upon the Company maintaining a minimum cash balance of $100,000 at the end of the month. No payments were made to this note holder subsequent to June 30, 1995.

                    HYTEC FLOW SYSTEMS, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #6 - NOTES PAYABLE . . . continued

The Company has disputed this note and entered into a mutual release agreement dated November 18, 1997, releasing both parties from any liabilities.

C.  Note Payable to Distributor

The Company has a note payable to Wilden Pump & Engineering Co. in the amount of $40,000 with an interest rate of 10.5% per annum. The note is unsecured and due on demand or November 11, 1998, whichever should occur first. Payments of interest only are due each month in the amount of $350. See note #14.

D.  Note Payable to Distributor

On January 29, 1998, the Company entered into another loan agreement with Wilden Pump & Engineering Co. The agreement allows the Company to borrow up to $340,000, at an interest rate of 10%. Accrued interest is payable monthly, and the balance of all principal and interest are due upon demand or December 31, 1998, whichever should occur first. This note is secured by the Company's equipment and patents. The balance as of June 30, 1998 was $219,000. See note #14.

E.  Note Payable to Officer

The Company borrowed $43,500 from its President in April 1998. During the fiscal year ended June 30, 1998, the company repaid $35,000 of this loan leaving a balance due of $8,500. The loan agreement executed on March 23, 1998, provides for interest payments of prime plus 2% per annum. The loan is due on demand.


NOTE #7 - CAPITAL LEASES

The Company entered into three new long-term capital leases during the year. The first lease with Norwest Financial Leasing Inc., was for a front display unit valued at $4,035. Twelve monthly payments of $364 are due on this lease. The second lease with WINR Business Credit, dated April 22, 1998 was for office furniture, including dividers, desks and chairs valued at $5,962. Twelve monthly payments of $535 are due on this lease. The third lease with Sealed Air Company, dated May 21, 1998, was for a speedy packer benchtop system with pumps valued at $14,744. Twelve quarterly payments of $1,228 are due on this lease.

                    HYTEC FLOW SYSTEMS, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #7 - CAPITAL LEASES . . . continued

The following is a schedule of future minimum rental payments required under the above leases as of June 30, 1998:

Year Ending
June                                         Amount
1999                                         $ 11,554
2000                                            4,916
2001                                            3,686

Lease payments on these three leases and one other lease paid off this year amounted to $8,082 in 1998.


NOTE #8 - COMMON STOCK

As part of the reverse take-over of the Company by Hytec in a stock for stock exchange, Hytec shareholders were issued 8,000,000 performance escrow shares. In October 1995, as part of a settlement agreement with the then President and Chief Financial Officer, shareholders holding 7,759,940 performance escrow shares agreed to return them to the treasury. The shares were cancelled October 13, 1995.

As of June 30, 1998, a balance of 240,060 performance shares remain in escrow.

Stock Options

On March 11, 1998, the Company approved the issuance of incentive stock options to its employees. The options are to purchase 598,500 common shares of the Company at an exercise price of $0.21 per share, exercisable on or before March 11, 2003. This issuance was approved by the Vancouver Stock Exchange on April 24, 1998.

On November 5, 1997, the Company approved the issuance of incentive stock options to an employee and a consultant who is acting as a sales manager for the Company. The options are to purchase a total of 250,000 common shares of the Company at an exercise price of $0.22 per share, exercisable on or before November 5, 2002. This issuance was approved by the Vancouver Stock Exchange on February 10, 1998.
As of June 30, 1998, 200,000 options were outstanding.

                    HYTEC FLOW SYSTEMS, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #8 - COMMON STOCK . . . continued

The Company had the following issues of stock options outstanding as of June 30, 1998.

                                                  Date
                                                  Through
                                        Exercise  which
                              Number    price     options
                              of share  per share can be
Issue Date                    Options   (Cdn$)    exercised

Prior to June 30, 1995        1,405,000 $ 0.15    June 3, 1999
December 31, 1995               242,500 $ 0.15    December 21, 2000
May 31, 1996                    100,000 $ 0.32    May 31, 2001
November 5, 1997                200,000 $ 0.22    November 5, 2002
March 11, 1998                  598,000 $ 0.21    March 11, 2003


As of June 30, 1998, no options have been exercised.

Warrants

In June 1997, the Company issued 800,000 common share purchase warrants to Wilden Pump & Engineering Company in conjunction with the "Addendum Number Two," to the Strategic Alliance Agreement between the two companies. Each warrant permits the holder to acquire one common share at a price of $.375 (US) per share. The fair value of each warrant was estimated on the date of the agreement using the Black-Scholes option pricing model with the following assumptions: interest rate of 7%; life of 4 years; zero dividend yield, and volatility of 37.65%.

As of September 30, 1997, the Company approved Wilden's request to transfer the warrants to the shareholders and employees of Wilden
Pump and Engineering Company.


NOTE #9 - EARNINGS PER SHARE

Basic earnings per share

The earnings per share were calculated using the weighted monthly average number of shares outstanding during the respective fiscal years.

                    HYTEC FLOW SYSTEMS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #9 - EARNINGS PER SHARE . . . continued

Fully diluted earnings per share

If it were assumed that all of the stock options outstanding at June 30, 1998 and 1997 had been converted into common shares at July 1, 1997 and 1996 or their issue date, whichever was later, the earnings per share for the years ended June 30, 1998 and 1997 would have been:

                                             1998      1997

Income before extraordinary item             $ (0.03)  $ 0.01
                                             =======   ======
Net income                                   $ (0.03)  $ 0.02
                                             =======   ======

For the purposes of calculating the fully diluted earnings per share figures, the rate of return used for imputing earnings on the funds derived from the exercise of the options was 6%. No provision for taxes was calculated because of the availability of net operating loss carryforwards.

NOTE #10 - SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest was $32,474 and $50,175 in 1998 and 1997 respectively. Cash paid for taxes was $15,526 and $4,300 in 1998 and 1997 respectively.

Non cash transactions

For the year ended June 30, 1998, the Company acquired additions to equipment, office furniture and to its display booth totaling $30,171 through capital leases.

For the year ended June 30, 1997, the Company acquired demonstration benches, built by one of its customers as payment for delinquent account receivable in the amount of $12,470. Also for this year, the Company issued 800,000 warrants to purchase Hytec stock at a price of $.375 (US) to a major distributor and creditor in exchange for the cancellation of a note payable to the creditor in the amount of $204,136.

NOTE #11 - COMMITMENTS AND CONTINGENCIES

Strategic Marketing Alliance with major distributor

In May 1997, as part of the "Addendum Number Two" to the Strategic Manufacturing and Marketing Alliance agreement with a major customer and distributor, a note payable to the customer in the amount of $204,136 was cancelled, and the Company issued to the customer 800,000 warrants to purchase Hytec stock at $.375 (US) per share. In conjunction with these clauses, the following commitments were agreed to:
                              F-15

                    HYTEC FLOW SYSTEMS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #11 - COMMITMENTS AND CONTINGENCIES . . . continued

1. The customer returned to Hytec on consignment, pump inventory valued at $142,379. Hytec has agreed to sell the pumps for the distributor and to remit to the distributor the net sales proceeds as they are sold. According to the agreement, any pumps remaining on hand as of December 31, 1998 were to be repurchased by Hytec. As of January 15, 1998, the parties have agreed to amend this Date to December 31, 1999. As of June 30, 1998, the value of the consigned inventory remaining on hand was $123,822.

2. The customer agreed to a revised purchase commitment of Hytec's Generation II pumps totaling $840,000 for the period July 1, 1997 through December 31, 1998. The purchase commitment for the year ended June 30, 1998, was $450,000, and orders have been received fulfilling that requirement through June 30, 1998.

3. The customer will retain exclusive sales and marketing rights to Hytec's line of pumps. Hytec will be the customer's authorized distributor for Northern California.

Subsequent to the balance sheet date, the parties agreed to amend the alliance again. The major terms of the "Addendum Number Three", signed after June 30, 1998, are as follows:

1.   The customer will make no further loans to the Company.

2. The Company will waive all purchase requirements by the customer for the months of September, October, November, and December
     1998. The Company will pay $109,000 plus interest to the customer by December 31, 1998 in full satisfaction of the $259,000 loan balance.

3. Any of the customer's inventory held or carried over by the Company as of December 31, 1999 will be purchased by the Company at a previously agreed upon amount.

4. The Company will remain liable to fill the customer orders for the Gen II pumps for which the Company has already received payment in the amount of $44,484.

See Note #14 for subsequent event.

Royalty and Patent Dispute

The Company settled a dispute with the consulting firm that worked on the development of the Company's in-line heater. The consulting firm assigned patent rights to Hytec in return for a royalty on sales of the in-line heater. However, the patent was not granted and Hytec believes that the royalty is not owed. The parties have reached a settlement effective July 16, 1998 in which Hytec agreed to pay the sum of $25,000 to the consulting firm.

                    HYTEC FLOW SYSTEMS, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #11 - COMMITMENTS AND CONTINGENCIES . . . continued

Facilities Operating Lease

The company has entered into a long term facilities lease expiring November 30, 1999, with a five year renewal option. Hytec has exercised its option to renew through November 30, 2004, but the parties have not agreed on the amount of the monthly rent during the renewal period. Hytec and the landlord will come to an agreement regarding the rent to be paid during 1999 and 2000 or submit to binding arbitration. Rent for 2001 through 2004 is subject to an escalator clause. A dispute between Hytec and the landlord regarding repairs to the building was settled in November 1997, with the landlord agreeing to make repairs, and with Hytec being required to pay additional rent during 1998 at the rate of $1,006 per month representing interest, attorney fees and court costs incurred by the landlord. Current expense for the lease, including the rent required by the settlement was $111,600 and $98,700 for the years ended June 30, 1998 and 1997 respectively.

Future minimum lease payments for the initial lease term are as follows:

     June 30, 1999                           $ 135,636
     June 30, 2000                             129,600
     June 30, 2001                             129,600
     June 30, 2002                             129,600
     After 2002                                313,200
                                             ---------
                                             $ 837,636
                                             =========

                     HYTEC FLOW SYSTEMS, INC

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998


NOTE #12 - SUPPLEMENTAL STATEMENT OF OPERATIONS INFORMATION

The following details the operating expenses of the Company for the years ended June 30, 1998 and 1997:

                                        1998           1997

Cost of sales
 Materials                              $ 198,370      $ 276,816
 Labor, overhead and other                646,320        588,171
                                        ---------      ---------
Total cost of sales                     $ 844,690      $ 864,987
                                        =========      =========
Sales and Marketing Expenses
 Labor and related benefits               303,663        277,685
 Services, supplies and
  equipment related                        10,232         10,789
 Facilities and related                    22,307          9,754
 Travel and miscellaneous                 117,547         61,654
                                        ---------      ---------
Total sales and marketing expenses        453,749        359,882
                                        ---------      ---------
Engineering Expenses
 Labor and related benefits                30,590         23,279
 Service, supplies and
  equipment related                        25,886         16,869
 Facilities and related                     5,070          4,336
 Travel and miscellaneous                                  5,653
                                        ---------      ---------
Total engineering expenses                 61,546         50,137
                                        ---------      ---------
General and Administrative Expenses
 Labor and related benefits                39,052         58,238
 Service, supplies and
  equipment related                         4,935          9,683
 Facilities and related                    84,772        101,300
 Travel and miscellaneous                  92,972         53,625
                                        ---------      ---------
Total general and
 administrative expenses                  221,731        222,846
                                        ---------      ---------
Total selling, engineering,
 general and administrative expenses    $ 737,026      $ 632,865
                                        =========      =========

                    HYTEC FLOW SYSTEMS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #13-GOING CONCERN

During the fiscal year ended June 30, 1998, the Company had a net loss of $489,916 which reduces the stockholder's equity to a deficit of $293,716. In addition, assets have decreased by $185,413 and liabilities have increased by $304,503.

The Company's plans to reverse its deficit spending and improve assets to liability ratios includes refinancing equipment, and negotiating financing to obtain a NASDAQ listing. This will allow the Company to obtain equity financing to recapitalize the Company for future growth and profitability in anticipation of an upturn in the semiconductor industry.

NOTE #14-SUBSEQUENT EVENT

The Company owes a distributor $259,000 as of June 30, 1998. The Company has a Strategic Alliance with the distributor and has entered into a modification of the original agreement. In exchange for releasing the distributor from purchase requirements of Hytec products from September to December 1998, the distributor will accept payment of $109,00 plus interest as payment in full of the outstanding loan balance. Interest accrues at the rate of prime plus 2% per annum of the balance of $109,000, if the $109,000 plus interest is paid by December 31, 1998. If the $109,000 plus interest is not paid in full by December 31, 1998 then interest accrues at prime plus 2% per annum on the full $259,000 balance.

NOTE #15-EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITOR (UNAUDITED)

On October 20, 1998, the Company entered into a new loan agreement with an unrelated loan company. The new loan is in the amount of $159,500, and is to be repaid in 23 monthly installments of $7,453, including interest at prime plus 3% per annum, with all remaining principal and interest due October 2000. The loan is secured by the Company's equipment and patents. In October 1998, the Company, using the proceeds of this new loan, paid $109,000 plus accrued interest of $1,653 to its former distributor in full satisfaction of loans totaling $259,000. Accordingly, in the second quarter, the Company will recognize debt forgiveness income of $150,000 as a result of this transaction.

In accordance with the amendment to the strategic manufacturing and marketing alliance agreement with a major customer (see note #11), the major customer on January 28, 1999 placed the order for $44,484 of Gen II pumps giving Hytec the standard 4 to 6 weeks for delivery.

In January 1999, the Company obtained new financing in the form of a loan in the amount of $150,000 from an employee who is related to the President. The loan carries interest at the same rate at which the employee is paying interest to an outside bank, currently 8.74% p.a. The note is due on demand.

                     HYTEC FLOW SYSTEMS, INC

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998

NOTE #16-YEAR 2000

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

Independent Public Accountants

The interim consolidated balance sheets as of December 31, 1998 and 1997 and the interim consolidated statements of operations, shareholders' equity (deficit) and cash flows for the six months period ended December 31, 1998 and 1997, incorporated by reference in this registration, include the report of Cowden & Lippman, CPAs, independent public accountants.

Cowden & Lippman did not audit the interim financial information and they do not an express an opinion on it. They have reported that they have only applied limited procedures in accordance with professional standards for a review of such information. Accordingly, the degree of reliance on their report should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provision of section 11 of the Securities Act of 1933 for their report on the interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of section 7 and 11 of the act.

                    HYTEC FLOW SYSTEMS, INC.
                   December 31, 1998 and 1997

                            CONTENTS
                                                            PAGE


Report of Certified Public Accountants  .    .    .    .    F-1

Financial Statements

     Consolidated Balance Sheets
     As of December 31, 1998 and 1997   .    .    .    .    F-2

     Consolidated Statements of Operations
     For the Three Months Ended December
     31, 1998 and 1997   .    .    .    .    .    .    .    F-3

     Consolidated Statements of Operations
     For the Six Months Ended December 31,
     1998 and 1997  .    .    .    .    .    .    .    .    F-4

     Consolidated Statements of Shareholders'
     Equity (Deficit) For the Six Months
     Ended December 31, 1998 and 1997   .    .    .    .    F-5

     Consolidated Statements of Cash Flows
     For the Three Months and Six Months Ended
     December 31, 1998 and 1997    .    .    .    .    .    F-6

Notes to Financial Statements .    .    .    .    .    .    F-7

Supplementary Information

     Consolidated Schedule of Expenses
     For the Three Months Ended December
     31, 1998 and 1997   .    .    .    .    .    .    .    S-1

     Consolidated Schedule of Expenses
     For the Six Months Ended December
     31, 1998 and 1997   .    .    .    .    .    .    .    S-2

                         Cowden Lippman
                  Certified Public Accountants
             2185 North California Blvd., Suite 270
              Walnut Creek, California   94596-3566
             Fax (925) 930-9839 Phone (925) 930-0440

                                        February 5, 1999

To the Board of Directors
HYTEC FLOW SYSTEMS, INC.

We have reviewed the accompanying consolidated balance sheets of Hytec Flow Systems, Inc. (a British Columbia corporation) and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, retained earnings (deficit) and cash flows for the three and six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Hytec Flow Systems, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

Our review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles. The information included in the accompanying supplementary schedules of expenses is presented only for supplementary analysis purposes. Such information has been subjected to the inquiry and analytical procedures applied in the review of the basic financial statements, and we are not aware of any material modifications that should be made thereto.

     The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 12 to the financial statements, the company has been incurring losses, which have raised substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                   /s/ Cowden & Lippman CPAs
                                   Certified Public Accountants

                     HYTEC FLOW SYSTEMS, INC
                   Consolidated Balance Sheets
                As of December 31, 1998 and 1997

                                        1998           1997
                             ASSETS
Current assets:
 Cash                                   $       338    $     4,485
 Accounts receivable, less allowance
  for doubtful accounts of $12,517 in
  1998 and $25,829 in 1997                   21,422        139,130
 Inventories                                 68,629        116,537
 Other current assets                        15,108         17,099
                                        -----------    -----------
     Total current assets                   105,497        277,251

Property and equipment, net of
 accumulated depreciation of $34,568
 in 1998 and $22,007 in 1997                 79,334         66,556

Other assets                                 80,451         46,594
                                        -----------    -----------
     Total assets                       $   265,282    $   390,401
                                        ===========    ===========

              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current maturities of notes payable        150,759         40,586
 Current maturities of capital leases         4,964          3,308
 Account payable                            281,892        205,836
 Payroll and related accruals                73,906         45,904
 Accrued interest                             2,672          3,110
 Accrued warranty expense                    34,346         41,897
 Other accrued expenses                      51,176         38,589
                                        -----------    -----------
     Total current liabilities              599,715        379,230

Long term liabilities:
 Notes payable, net of current maturities    77,702             -
 Capital leases, net of current maturities    5,003             -
 Deferred taxes                               2,300             -
                                        -----------    -----------
     Total liabilities                      684,720        379,230
                                        -----------    -----------
Shareholders' equity (deficit)
 Common stock, no par value-authorized -
  100,000,000 shares, 16,475,307 issued
  and outstanding                           929,647        929,647
 Warrants outstanding                        80,880         80,880
 Accumulated deficit                     (1,429,965)      (999,356)
                                        -----------    -----------
     Total shareholders' equity (deficit)  (419,438)        11,171
                                        -----------    -----------
     Total liabilities and
      shareholders' equity              $   265,282    $   390,401
                                        ===========    ===========

Director  /s/ John J. Schiavo, Jr.
Director  /s/ David P. Brown
   See notes to financial statements and report of independent accountants.

                    HYTEC FLOW SYSTEMS, INC.
              Consolidated Statements of Operations
      For the Three Months Ended December 31, 1998 and 1997

                              Three Months        Three Months
                              Ended               Ended
                              December 31, 1998   December 31, 1997
Revenue:
 Product                      $     47,037        $    215,115
 Service                            20,490              76,345
                              ------------        ------------
     Total revenue                  67,527             219,460
                              ------------        ------------
Cost of Sales:
 Product                            88,644             193,270
 Service                            32,428              67,992
                              ------------        ------------
     Total cost of sales           121,072             261,262
                              ------------        ------------
     Gross profit (loss)           (53,545)             30,198

Selling, engineering, general
 and administrative expenses       125,753             189,182
                              ------------        ------------
     Loss from operations         (179,298)           (158,984)

Other income (expense)
 Interest expense                   (6,888)             (1,864)
 Miscellaneous income (expense)        (29)              5,678
                              ------------        ------------
     Total other income (expense)   (6,917)              3,814
                              ------------        ------------
     Loss before taxes and
      extraordinary item          (186,215)           (155,170)

Extraordinary gain from debt
 cancellation (net of taxes of
 ($0 in 1998 and 1997)             150,000              81,015
                              ------------        ------------
     Loss before taxes             (36,215)            (74,155)

Provision for taxes                  1,400                  -
                              ------------        ------------
     Net loss                 $    (37,615)       $    (74,155)
                              ============        ============
Earnings per share
 Loss before extraordinary    $       (.01)       $       (.01)
  item                        ============        ============
 Net loss                     $       (.00)       $       (.00)
                              ============        ============
Weighted average shares         16,475,307          16,475,307
                              ============        ============

   See notes to financial statements and report of independent accountants.

                    HYTEC FLOW SYSTEMS, INC.
              Consolidated Statements of Operations
       For the Six Months Ended December 31, 1998 and 1997

                              Six Months          Six Months
                              Ended               Ended
                              December 31, 1998   December 31, 1997
Revenue:
 Product                      $    257,566        $    383,439
 Service                            50,576             112,798
                              ------------        ------------
     Total revenue                 308,142             496,237
                              ------------        ------------
Cost of Sales:
 Product                           191,304             308,987
 Service                            70,615             100,703
                              ------------        ------------
     Total cost of sales           261,919             409,690
                              ------------        ------------
     Gross profit (loss)            46,223              86,547

Selling, engineering, general
 and administrative expenses       308,073             359,478
                              ------------        ------------
     Loss from operations         (261,850)           (272,931)

Other income (expense)
 Interest expense                  (15,093)             (3,954)
 Miscellaneous income (expense)      2,942              11,641
                              ------------        ------------
     Total other income (expense)  (12,151)              7,687
                              ------------        ------------
     Loss before taxes and
      extraordinary item          (274,001)           (265,244)

Extraordinary gain from debt
 cancellation (net of taxes of
 ($0 in 1998 and 1997)             150,000              81,015
                              ------------        ------------
     Loss before taxes            (124,001)           (184,229)

Provision for taxes                  1,721                 800
                              ------------        ------------
     Net loss                 $   (125,722)       $   (185,029)
                              ============        ============
Earnings per share
 Loss before extraordinary
  item                        $       (.02)       $       (.02)
                              ============        ============
 Net loss                     $       (.01)       $       (.01)
                              ============        ============
Weighted average shares         16,475,307          16,475,307
                              ============        ============

   See notes to financial statements and report of independent accountants.

                      HYTEC FLOW SYSTEMS, INC.
     Consolidated Statements of Shareholders' Equity (Deficit)
        For the Six Months Ended December 31, 1998 and 1997

                                                  Retained
                    Common Stock                  Earnings
               Shares         Amount    Warrants  (Deficit)      Total
Balances as of
June 30, 1997  16,475,307     $ 929,647 $ 80,880  $   (814,327)  $ 196,200

  Net loss
  07/01/97 to
  12/31/97                                            (185,029)   (185,029)
               ----------     --------- --------  ------------   ---------
Balances as of
  12/31/97     16,475,307       929,647   80,880      (999,356)     11,171

  Net loss,
   01/01/98
   to 06/30/98                                        (304,887)   (304,887)
               ----------     --------- --------  ------------   ---------
Balances as of
June 30, 1998  16,475,307       929,647   80,880    (1,304,243)   (293,716)

  Net loss,
   07/01/98 to
   12/31/98                 -        -        -       (125,722)   (125,722)
               ----------     --------- --------  ------------   ---------

Balances as of
   12/31/98    16,475,307     $ 929,647 $ 80,880  $ (1,429,965)  $(419,438)
               ==========     ========= ========  ============   =========























    See notes to financial statements and report of independent accountants.

                       HYTEC FLOW SYSTEMS, INC.
                Consolidated Statements of Cash Flows
    For the Three and Six Months Ended December 31, 1998 and 1997

                             Three Months Ended        Six Months Ended
                             12/31/98  12/31/97        12/31/98     12/31/97
Cash flows from operating activities
 Net Loss                    $  (37,615)  $ (74,155)   $ (125,722)  $ (185,029)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities
  Depreciation and amortization   3,795       2,742         7,699        5,351
  Bad debt adjustment to allowance   -           -         13,311           -
  Extraordinary gain from debt
   cancellation before taxes   (150,000)    (81,015)     (150,000)     (81,015)
  (Increase) decrease in
   Accounts receivable           43,876      29,994        33,819      103,644
   Inventories                   37,458      71,726        25,155       43,794
   Other current assets           5,554      (7,304)        8,945      (12,969)
  Increase (decrease) in
   Accounts payable             (25,005)     61,118        35,221       89,025
   Payroll and related accruals  12,942      (4,735)       21,456        4,031
   Deferred taxes                 1,400          -            921           -
   Accrued liabilities           35,298      (1,725)        5,042      (27,750)
                              ----------  ---------    ----------   ----------
     Net cash use by operating
      activities                 (72,297)    (3,354)     (124,153)     (60,918)
                              ----------  ---------    ----------   ----------
Cash flow for investing activities:
 Purchase of property and equipment   -        (423)         (354)      (2,502)
 Patent costs incurred                -      (6,456)      (27,430)     (20,596)
                              ----------  ---------    ----------   ----------
     Net cash used by investing
      activities                      -      (6,879)      (27,784)     (23,098)
                              ----------  ---------    ----------   ----------
Cash flows from financing activities:
 Proceeds from short term debt   186,057         -        226,058       40,000
 Payments on short term debt    (115,097)    (2,000)     (115,097)      (8,000)
 Payments on capitalized leases   (2,276)    (1,101)       (5,201)      (2,914)
                              ----------  ---------    ----------   ----------
     Net cash provided (used) by
      financing activities        68,684     (3,101)      105,760       29,086
                              ----------  ---------    ----------   ---------
     Net decrease in cash         (3,613)   (13,334)      (46,177)     (54,930)

Cash balance,
 beginning of period               3,951     17,819        46,515       59,415
                              ----------  ---------    ----------   ----------
Cash balance, December 31     $      338  $   4,485    $      338   $    4,485
                              ==========  =========    ==========   ==========









     See notes to financial statements and report of independent accountants.

                      HYTEC FLOW SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997



Note 1 - Organization and Operations

Hytec Flow Systems, Inc. ("the Company"), (a British Columbia corporation), through its wholly-owned subsidiary Hytec Flow Systems, Inc. ("Hytec") (a California corporation), is engaged in the design, development, manufacture, marketing and support of pumps and filter housings for fluid movement and filtration of toxic and caustic fluids used primarily in the electronics manufacturing industry throughout the United States and overseas. In September 1998, the Company terminated its relationship with a distributor who had an exclusive right to sell the Company's line of pumps, although the Company had been acting as an authorized distributor in Northern California. Pump sales to this distributor represented 39% and 34% of revenue for the six months ended December 31, 1998 and 1997 respectively.

Reverse Take-Over and Organization

On March 11, 1994, the Company acquired all issued and outstanding common shares of Hytec in exchange for 19,250,050 shares of the Company's common stock. The business transaction and combination was accounted for as a reverse take-over whereby Hytec was identified as the acquiring entity under the purchase method of accounting and obtained the controlling interest of the Company. As a result of the reverse take-over, common stock in the accompanying financial statements is equal to the capital of Hytec at the date of the reverse take-over plus the fair market value of the Company's assets and liabilities at that date.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are expressed in U. S. dollars and have been prepared in conformity with generally accepted accounting principles ("GAAP").

Principles of Consolidation

The consolidated financial statements include the accounts of the Company's wholly owned subsidiary, Hytec Flow Systems, Inc. All significant intercompany accounts and transactions have been eliminated.





               See report of independent accountants.

                      HYTEC FLOW SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997


Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and include material, labor and manufacturing overhead. As of December 31, 1998 and 1997, inventories consisted of the following:

                                   1998           1997
     Raw materials                 $ 16,586       $  38,094
     Work in progress                52,043          78,443
     Finished goods                      -               -
                                   --------       ---------
     Total inventories             $ 68,629       $ 116,537

Property and Equipment

Property and equipment are carried at cost and are depreciated using the straight-line method over estimated useful lives of three to seven years. Amortization of leasehold improvements is provided on the straight line method over useful lives of up to fifteen years.

Intangible Assets

The Company capitalizes costs associated with the acquisition of patents on its products. Amortization is recorded on a straight line basis over the life of the patent, starting when the patent is issued. The Company owns a patent on a high temperature pump that was acquired in the purchase of J&S Engineering in 1993. The patent has no book value but was appraised in 1993 at a value of $2,200,000 to $2,500,000.

Revenue Recognition

The Company recognizes revenues from product sales at the time the products are shipped. Provisions are made at that time for estimated warranty costs to be incurred. Service revenues are recognized upon completion of the service.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual amounts could differ from those estimates.





               See report of independent accountants.

                      HYTEC FLOW SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997

Concentrations of Credit Risk

The Company sells its products primarily to fabricators of semiconductor manufacturing equipment. Accounts receivable are generally unsecured. The Company grants credit to customers, performs ongoing credit evaluations of its customers' financial condition, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information.

Foreign Currency Translation

The functional currency of the Company is the U. S. dollar. The financial statements of the Company are translated into U. S. dollars using the current rate method. Net translation losses charged to income during the year were immaterial.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Note 3 - Property and Equipment

The company's property and equipment consisted of the following:

                                        1998           1997

     Office equipment                   $  11,096      $  11,096
     Computers                             15,107         13,756
     Production and related equipment      34,367         26,615
     Equipment under capital leases        20,271          4,035
     Leasehold improvements                33,061         33,061
                                        ---------      ---------
                                          113,902         88,563
          Less accumulated depreciation   (34,568)       (22,007)
                                        ---------      ---------
          Net property and equipment    $  79,334      $  66,556
                                        =========      =========

Amortization of leased equipment is included in depreciation expense which was $6,964 and $4,838 at December 31, 1998 and 1997 respectively.

In addition to the above, the Company owns equipment with an estimated current value of $400,000. This equipment was acquired with the purchase of J&S Engineering in 1993, and has no book value. As of December 31, 1998, all of the above equipment and the Company's patents have been used as collateral to secure a note payable to a bank creditor.

               See report of independent accountants.
                                 F-9

                      HYTEC FLOW SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997

The Company owns patents on its pump and filter housing. Amortization of patents for the six months ended December 31, 1998 and 1997 was $626 and $31 respectively.

Note 4 - Extraordinary Item - Income from Debt Cancellation

Note payable - distributor:

The Company had a note payable to a distributor in the amount of $259,000. In October 1998, the Company terminated its distribution agreement with the distributor, and as part of the settlement agreement, paid $109,000 plus accrued interest of $1,653 in full satisfaction of the loan. The Company recorded an extraordinary item representing income from cancellation of debt in the amount of $150,000.

The income has not been reduced by an income tax provision because the entire amount will be sheltered from federal and California taxes by current losses and net operating loss carryforwards from prior years.

Note payable - consultant:

The Company had a $64,700 note payable to a former consultant and shareholder for services rendered. As of October 31, 1997, the balance including accrued interest was $81,015. The Company had filed suit against the former consultant alleging fraud, negligence and breach of contract in performance of duties while acting in the capacity of chief financial officer. On November 18, 1997, the parties settled their dispute. The terms of the settlement was a mutual release of all claims. The Company recorded an extraordinary item representing the income from cancellation of the debt and accrued interest in the amount of $81,015.

The income was not reduced by an income tax provision because the entire amount was sheltered from federal taxes by net operating loss carryforwards from prior years, and from California taxes by current operating losses.












               See report of independent accountants.

                      HYTEC FLOW SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997

Note 5 - Income Taxes

The Company accounts for income taxes by the deferral method. As of December 31, the components of deferred income taxes were as follows:

                                        1998           1997

     Reserves for accounts
      receivable and inventory          $    7,058     $   17,531
     Accrued liabilities                    21,344         27,686
     Net operating loss carry forwards     266,421         77,095
                                        ----------     ----------
                                           294,823        122,312
     Valuation allowance                  (294,823)      (122,312)
                                        ----------     ----------
          Deferred income tax asset     $       -      $       -
                                        ==========     ==========
     Depreciation differences                2,300             -
                                        ----------     ----------
          Net deferred income
           tax liability                $    2,300     $       -
                                        ==========     ==========

A valuation allowance has been provided for the entire deferred asset due to uncertainties regarding its realizability.

As of December 31, 1998, the Company has net operating loss carry forwards available to offset future Federal and California taxable income of $720,898 and $229,196 respectively. These carry forwards expire at various dates through 2018. Additionally, prior to the reverse take-over, the Company had generated net operating loss carry forwards for Canadian tax reporting purposes of approximately $8,080,000, of which $5,435,006 are unexpired as of December 31, 1998. These net operating loss carry forwards expire at various times through 2000. The ability to utilize these net operating loss carry forwards is significantly limited under Canadian tax rules.












               See report of independent accountants.

                      HYTEC FLOW SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997

Note 6 - Notes Payable

The Company had the following notes payable outstanding as of December 31, 1998 and 1997:

                                        1998           1997
Note payable - bank, secured by
equipment and patents, payable in
monthly installments of $7,453
including interest at the prime
rate plus 3%, currently 11.5%p.a.,
due October 2000                        $  153,404     $      -

Note payable - shareholder, unsecured.
Interest accrues at the prime rate
plus 2%, currently 10.5%p.a.
Due on demand.                              22,557            -

Note payable - officer, unsecured.
Interest accrues at the prime rate
plus 2%, currently 10.5%p.a.
Due on demand.                              45,000            -

Note payable - officer, unsecured.
Interest accrues at the rate of prime
plus 2%, currently 10.5p.a.
Due on demand.                               7,500            -

Note payable - distributor, unsecured.
Interest only payments at 10.5%p.a.
Due on demand.  The note was settled
in October 1998                                 -         40,000

Note payable note - unsecured. Interest
at the rate of 12%p.a. The note was
repaid in January 1998.                         -            586
                                        ----------     ---------
     Total notes payable                   228,461        40,586
     Less current maturities              (150,000)      (40,586)
                                        ----------     ---------
     Long-term portion                  $   77,702     $      -
                                        ==========     =========

Maturities of debt as of December 31, 1998 are as follows:

          1999                          $ 150,759
          2000                             77,702
          2001                                 -
                                        ---------
                                        $ 228,461
                                        =========

               See report of independent accountants.
                                F-12

                      HYTEC FLOW SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997

Note 7 - Capital Leases

Capital lease obligations as of December 31, 1998 and 1997 consist of the following:

                                        1998           1997

Equipment lease, secured of office
furniture payable in monthly
installments of $535.04 including
imputed interest at 20.9%p.a.
Final payment due March 1999            $  2,050       $     -

Equipment lease, secured by equipment,
payable in quarterly installments of
$1,228 including imputed interest at
29%. Final payment due February 2001.      7,917             -

Equipment lease, secured by display
unit, payable in monthly installments
of $364.71 including imputed interest
at 40.3%p.a. Final payment was made
October 1998.                                 -           3,308
                                        --------       --------
     Total notes payable                   9,967          3,308
     Less current maturities              (4,964)        (3,308)
                                        --------       --------
     Long-term portion                  $  5,003       $     -
                                        ========       ========

Future minimum lease payments under the capital leases for the twelve months ending December 31, 1999 are as follows:

          1999                                    $  7,055
          2000                                       4,915
          2001                                       1,229
                                                  --------
                                                    13,199
          Less amount representing interest         (3,232)
                                                  --------
          Present value of minimum lease payments $  9,967
                                                  ========
Note 8 - Common Stock

As part of the reverse take-over of the Company by Hytec in a stock for stock exchange, Hytec shareholders were issued 8,000,000 performance escrow shares. In October 1995, as part of a settlement agreement with the then President and Chief Financial Officer, shareholders holding 7,759,940 performance escrow shares agreed to return them to the treasury. The shares were cancelled October 13, 1995.

               See report of independent accountants.

                      HYTEC FLOW SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997

As of December 31, 1998, a balance of 240,060 performance shares remain in escrow.

Stock Options

On March 11, 1998, the Company approved the issuance of incentive stock options to its employees. The options are to purchase 598,500 common shares of the Company at an exercise price of $0.21 (Canadian) per share, exercisable on or before March 11, 2003. This issuance was approved by the Vancouver Stock Exchange on April 24, 1998.

On November 5, 1997, the Company approved the issuance of incentive stock options to an employee and a consultant who is acting as a sales manager for the Company. The options are to purchase a total of 250,000 common shares of the Company at an exercise price of $0.22 (Canadian) per share, exercisable on or before November 5, 2002. This issuance was approved by the Vancouver Stock Exchange on February 10, 1998. As of December 31, 1998, 200,000 options were outstanding.

The Company had the following issues of stock options outstanding as of December 31, 1998:
                                        Exercise  Date
                         Number         Price     through which
                         of share       per share options can
Issue date               options        (Cdn $)   be exercised

Prior to June 30, 1995   1,405,000      $ 0.15    June 3, 1999
December 31, 1995          242,500      $ 0.15    December 31, 2000
May 31, 1996               100,000      $ 0.32    May 31, 2001
November 5, 1997           200,000      $ 0.22    November 5, 2002
March 11, 1998             598,500      $ 0.21    March 11, 2003

As of December 31, 1998, no options have been exercised.

Warrants

In June 1997, the Company issued 800,000 common share purchase warrants to Wilden Pump & Engineering Company in conjunction with the "Addendum Number Two" to the Strategic Alliance Agreement between the two companies. Each warrant permits the holder to acquire one common share at a price of $.375 (US) per share, exercisable on or before June 30, 2002.

The fair value of each warrant was estimated on the date of the agreement using the Black-Scholes option pricing model with the following assumptions: interest rate of 7%; life of 4 years; zero dividend yield, and volatility of 37.65%.

As of September 30, 1997, the Company approved Wilden's request to transfer the warrants to the shareholders and employees of Wilden Pump and Engineering Company.

               See report of independent accountants.
                                F-14

                      HYTEC FLOW SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997

Note 9 - Earnings (Loss) per Share

Basic earnings (loss) per share

The earnings (loss) per share were calculated using the weighted monthly average number of shares outstanding during the respective periods.

Fully diluted earnings per share

For the six months ended December 31, 1998 and 1997, common stock equivalents resulting from an assumed exercise of outstanding options have been excluded since the effect on the loss per share would have been anti-dilutive.

Note 10- Supplemental Cash Flow Information

Cash paid for interest was $15,466 and $6,937 for the six months ended December 31, 1998 and 1997 respectively.

Cash paid for taxes was $-0- and $6,501 for the six months ended
December 31, 1998 and 1997 respectively.

During the six months ended December 31, 1997, the Company acquired additions to its display booth totaling $4,035. The purchase was financed through a capitalized lease.

Note 11 - Commitments and Contingencies

Facilities operating lease

The company has entered into a long term facilities lease expiring November 30, 1999, with a five year renewal option. Hytec has exercised its option to renew through November 30, 2004, but the parties have agreed that Hytec and the landlord will come to an agreement regarding the rent to be paid during 1999 and 2000 or submit to binding arbitration. As of the date of these financial statements, no agreement has been reached regarding the rent to be paid. Rent for 2001 through 2004 is subject to an escalator clause. A dispute between Hytec and the landlord regarding repairs to the building was settled in November 1997, with the landlord agreeing to make repairs, and with Hytec being required to pay additional rent during 1998 at the rate of $1,006 per month representing interest, attorney fees and court costs incurred by the landlord. Current expense for the lease was $70,991 and $35,418 for the six and three months ended December 31, 1998 respectively and $57,300 and $29,400 for the six and three months ended December 31, 1997 respectively.


               See report of independent accountants.
                                F-15

                      HYTEC FLOW SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997

Future minimum lease payments for the lease term plus the exercised option period are as follows:

          December 31, 1999               129,600
          December 31, 2000               129,600
          December 31, 2001               129,600
          December 31, 2002               129,600
          After 2002                      248,400
                                        ---------
                                        $ 766,800
                                        =========

Termination of Strategic Marketing Alliance with major distributor

In September 1998, the Company ended the Strategic Manufacturing and Marketing Alliance agreement with a major customer and distributor. The terms of the termination were as follows:

5. In October 1998, the company paid $109,000 plus accrued interest in full satisfaction of the $259,000 debt owing to the distributor. The distributor released all security interests in Hytec's property.

6. The Company has waived all future purchase commitments for Hytec products.

7. Inventory returned by the distributor to the Company that has not been sold by December 31, 1999 will be repurchased by Hytec. As of December 31, 1998, the value of the inventory subject to this agreement remaining on hand was $123,822.

8. The Company remains liable to fill orders for which the Company has received advance payment in the amount of $44,484.

9. The Company and the distributor have mutually released each other from any and all prior obligations.

Royalty and Patent Dispute

The Company settled a dispute with the consulting firm that worked on the development of the Company's in-line heater. The settlement was effective July 16, 1998, and the Company paid $25,000 in full settlement of all claims.

Note 12 - Going Concern

The Company has suffered operating losses over the past five quarters, which have reduced the stockholders' equity to a deficit of $419,438. In addition, since December 31, 1997, assets have decreased by $125,119 and liabilities have increased by $305,490.

               See report of independent accountants.
                                F-16

                      HYTEC FLOW SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997

The Company's plans to reverse its deficit spending and to improve the assets to liabilities ratios include refinancing loans and negotiating financing to obtain a NASDAQ listing. This will allow the Company to obtain equity financing to recapitalize the Company for future growth and profitability. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 13 - Subsequent Events

In January 1999, the Company obtained new financing in the form of a loan in the amount of $150,000 from an employee who is related to the President. The loan carries interest at the same rate at which the employee is paying interest to an outside bank, currently 8.74% p.a. The note is due on demand.

Note 14 - Year 2000

The year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the year 2000 issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the year 2000 issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

















               See report of independent accountants.

                      SUPPLEMENTARY INFORMATION

                      HYTEC FLOW SYSTEMS, INC.
                 Consolidated Schedule of Expenses
        For the Three Months Ended December 31, 1998 and 1997

                                        Three Months   Three Months
                                        Ended          Ended
                                        12/31/98       12/31/97

Cost of sales
 Materials                              $  19,413      $  60,567
 Labor, overhead and other                101,659        200,695
                                        ---------      ---------
Total Cost of Sales                     $ 121,072      $ 261,262
                                        =========      =========
Sales and Marketing Expenses
 Labor and related benefits             $  51,044      $  75,534
 Services, supplies and
  equipment related                         6,991          1,726
 Facilities and related expenses            6,921          4,279
 Travel and miscellaneous expenses         17,633         39,039
                                        ---------      ---------
Total sales and marketing expenses      $  82,589      $ 120,575
                                        =========      =========
Engineering Expenses
 Labor and related benefits             $   4,613      $   5,326
 Service, supplies and
  equipment related expenses                  154             86
 Facilities and related expenses            1,006          1,217
 Travel and miscellaneous expenses          2,140             -
                                        ---------      ---------
Total engineering expenses              $   7,913      $   6,629
                                        =========      =========
General and Administrative Expenses
 Labor and related benefits             $   6,483      $   9,380
 Service, supplies and
  equipment related expenses                  484          1,122
 Facilities and related expenses           13,899         18,434
 Travel and miscellaneous expenses         14,385         33,042
                                        ---------      ---------
Total general and
 administrative expenses                $  35,251      $  61,978
                                        =========      =========









               See report of independent accountants.

                      SUPPLEMENTARY INFORMATION

                      HYTEC FLOW SYSTEMS, INC.
                 Consolidated Schedule of Expenses
        For the Three Months Ended December 31, 1998 and 1997

                                        Six Months     Six Months
                                        Ended          Ended
                                        12/31/98       12/31/97

Cost of sales
 Materials                              $  55,677      $  94,760
 Labor, overhead and other                206,242        314,930
                                        ---------      ---------
Total Cost of Sales                     $ 261,919      $ 409,690
                                        =========      =========
Sales and Marketing Expenses
 Labor and related benefits             $ 127,863      $ 130,019
 Services, supplies and
  equipment related                        10,759          3,308
 Facilities and related expenses           15,778          7,524
 Travel and miscellaneous expenses         50,568         64,490
                                        ---------      ---------
Total sales and marketing expenses      $ 204,968      $ 205,341
                                        =========      =========
Engineering Expenses
 Labor and related benefits             $  12,336      $  14,805
 Service, supplies and
  equipment related expenses               15,051         10,045
 Facilities and related expenses            2,165          2,770
 Travel and miscellaneous expenses          8,500             -
                                        ---------      ---------
Total engineering expenses              $  38,052      $  27,620
                                        =========      =========
General and Administrative Expenses
 Labor and related benefits             $  15,064      $  18,653
 Service, supplies and
  equipment related expenses                1,171          2,173
 Facilities and related expenses           31,135         48,139
 Travel and miscellaneous expenses         17,683         57,552
                                        ---------      ---------
Total general and
 administrative expenses                $  65,053      $ 126,517
                                        =========      =========









               See report of independent accountants.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     There have been no disagreements on accounting and financial disclosures from the inception of the Company through the date of this Registration Statement.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.    Description

3.1            Articles of Incorporation.

3.2            Special Resolution Amending the Articles of
               Incorporation on August 21, 1990.

3.3            Special Resolution Amending the Articles of
               Incorporation on December 13, 1993.

3.4            Special Resolution Amending the Articles of
               Incorporation on January 16, 1997.

4.1 *          Specimen Stock Certificate.

27             Financial Data Schedule

*    Filed via Form SE.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Form 10-SB Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures               Title                    Date


/s/ John H. Schiavo, Jr.
John J. Schiavo, Jr.     Chairman of the Board    02/26/99
                         of Directors and
                         President


/s/ Leonard N. Udell
Leonard N. Udell         Member of the Board      02/26/99
                         of Directors

/s/ David P. Brown
David P. Brown           Member of the Board      02/26/99
                         of Directors